Exhibit 8(e)
Form Of
Appendix "B"
To
Custodian Agreement
Between
UMB Bank, n.a. and Each of the Investment
Companies Listed on Appendix "A" thereto
Dated as of December 1, 1994
 The following is a list of Additional Custodians, Special Subcustodians and Foreign Subcustodians under the Custodian Agreement dated as of December 1, 1994 (the "Custodian Agreement"):
A. Additional Custodians
CUSTODIAN     PURPOSE
None
B. Special Subcustodian
SUBCUSTODIAN     PURPOSE
Morgan Guaranty Trust Co. of New York  FICASH
Bank of New York    Variable Rate Demand Notes
Chemical Bank, N.A.    Variable Rate Demand Notes
Bankers Trust Company    Variable Rate Demand Notes
NCNB National Bank of North Carolina  Variable Rate Demand Notes
NationsBank of Virginia    Variable Rate Demand Notes
C. Foreign Subcustodians
None


      Each of the Investment Companies listed on Appendix "A" to the Custodian Agreement, on behalf of each of their respective portfolios

      Signature Lines Omitted